Exhibit 99.1

NEWS RELEASE

PATINA PRODUCTION AND INCOME UP SHARPLY

DENVER, COLORADO – APRIL 30, 2003 – PATINA OIL & GAS CORPORATION (NYSE:POG) today reported results for the first quarter of 2003. Production hit record levels, rising 36% from the prior year quarter. Revenues rose 73% to $90.0 million. Prior to the cumulative effect of an accounting change, net income more than doubled to $26.6 million. On a per share basis, net income before the accounting change reached $0.98 ($0.94 fully diluted). Cash flow from operations, before changes in working capital, rose 73% to $63.9 million. The dramatic increases were due to continuing production growth and higher realized prices.

First quarter earnings were reduced by a non-cash after-tax charge of $2.6 million, or $0.10 per share (fully diluted), for the cumulative effect of adopting Statement of Financial Accounting Standards No. 143 (“SFAS No. 143”), which specifies accounting for future asset retirement obligations, and by $310,000 from the current period impact of the adoption. Earnings per share after the charge totaled $0.88 ($0.84 fully diluted).

Average daily production during the quarter rose to 240.8 MMcfe, comprised of 13,385 barrels of oil and 160.5 MMcf of gas. The growth was achieved primarily through ongoing Wattenberg development and the contribution of recently acquired Mid Continent properties. Wellhead prices, after hedging, averaged $26.73 per barrel and $3.97 per Mcf, increases of 15% and 47%, respectively, from the 2002 period. Hedging reduced average prices by $6.60 per barrel and $0.29 per Mcf.

The Company expended $97.7 million of capital in the quarter. Development expenditures of $33.2 million were funded with only 52% of internal cash flow. A further $63.4 million was spent on acquisitions. Wattenberg development continued to yield outstanding results. Approximately $23.4 million was spent in the Field to drill or deepen 15 J-Sand wells and five Codell wells, perform 132 Codell refracs and three recompletions. An additional $7.9 million was spent to drill 49 wells and perform one recompletion in the Mid Continent and $2.3 million on further development of Elysium properties. The Company acquired the remaining half of the Elysium joint venture for $23.1 million in January and purchased Le Norman Partners for $39.7 million in March. The two acquisitions added 106 Bcfe of proved reserves and contributed 7.5 MMcfe to average daily production in the first quarter. At quarter end, production from the properties acquired during the quarter approximated 18.2 MMcfe a day.

During the quarter, the Company finalized a $500.0 million four-year revolving credit facility with ten banks. The Company requested and received an initial borrowing base of $300.0 million under the facility. As of March 31st, $246.0 million was outstanding on the revolver. The increase in debt during the quarter was due to the $63.4 million spent on acquisitions and $2.7 million used to repurchase 88,700 shares of common stock.

Announcing the results, Thomas J. Edelman, Patina’s Chairman said, “First quarter results set records in every area of our business. We are in the early stages of absorbing our recently acquired properties but are already aggressively pursuing their further development. Preliminary results are very encouraging. The Mid Continent purchases have helped to diversify our asset base. Most importantly, they provide significant opportunities for future growth through a combination of drilling and acquisitions. The financial and operational benefits of the acquisitions, combined with our low operating costs and substantial hedge position, lead us to believe we will report exceptional results throughout 2003.”

The Company plans to host a conference call on Thursday, May 1, 2003 beginning at 2:00 p.m. (EDT) to discuss first quarter results. To participate, please dial (800) 289-0437. A replay of the call will be available on Friday, May 2, 2003 by dialing (888) 203-1112. The access code for the replay is 613425. The replay of the call will also be available on our website at www.patinaoil.com, click on “Shareholder Conference Calls”, then click on the date of the call you wish to listen to.

The Company has historically mailed a quarterly Letter to Shareholders. These quarterly Letters to Shareholders will no longer be mailed, but made available on the Company’s website at www.patinaoil.com.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

Patina is an independent oil company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field and the Mid Continent region of southern Oklahoma and the Texas Panhandle.

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Contact:	David J. Kornder
Chief Financial Officer
(303) 389-3600
dkornder@patinaoil.com

PATINA OIL & GAS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

		Three Months Ended March 31,
	% Change	2003	2002
Revenues
	Oil and gas sales	$89,530	$48,008
	Other	437	3,878

	73%	89,967	51,886

	Expenses
	Lease operating expenses	10,698	7,154
	Production taxes	6,485	2,056
	Exploration	1,133	164

Gross margin	69%	71,651	42,512

	General and administrative	4,446	2,593
	Interest and other	2,165	634
	Deferred compensation adjustment	1,058	4,317
	Depletion, depreciation, and amortization	21,087	14,795

Pre-tax income	113%	42,895	20,173

	Provision for income taxes
	Current	6,113	2,745
	Deferred	10,187	4,351

		16,300	7,096

Net income before cumulative effect of change in accounting principle	103%	$26,595	$13,077

	Cumulative effect of change in accounting principle	$(2,613)	$—

Net income	83%	$23,982	$13,077

	Net income per share before cumulative effect of change in accounting principle
	Basic	$0.98	$0.51

	Diluted	$0.94	$0.48

	Net income per share
	Basic	$0.88	$0.88

	Diluted	$0.84	$0.48

	Weighted average shares outstanding
	Basic	27,155	25,812

	Diluted	28,421	27,098

PATINA OIL & GAS CORPORATION

SUMMARY BALANCE SHEET, OPERATIONAL AND CASH FLOW DATA

(in thousands, except price data)

Summary Balance Sheet		March 31, 2003	March 31, 2002
Total assets		$839,071	$434,015
Total debt		$246,000	$62,500
Stockholders' equity		$307,362	$243,517

Summary Operational Data	% Change	Three Months Ended March 31,
		2003	2002
Oil production (MBbl)	66%	1,205	724
Gas production (MMcf)	25%	14,446	11,537
Total MMcfe	36%	21,674	15,881
Average oil price (per Bbl)	15%	$26.73	$23.26
Average gas price (per Mcf)	47%	$3.97	$2.70
Average price per Mcfe	37%	$4.13	$3.02

Summary Cash Flow
Net income	83%	$23,982	$13,077
Cumulative effect of change in accounting principle		2,613	—
Depletion, depreciation, and amortization		21,087	14,795
Deferred compensation adjustment		1,226	4,258
Exploration and other		1,267	265
Stock option tax benefit		3,580	2,414
Reversal of hedging impairment, net		—	(2,283)
Deferred tax provision		10,187	4,351

Cash flow before changes in working capital (1)	73%	$63,942	$36,877
Changes in working capital		$(10,781)	$(8,162)

Cash flow provided by operations	85%	$53,161	$28,715

Adjusted weighted average shares outstanding (2)	4%	29,479	28,223

(1) Management believes that the non-GAAP measure of cash flow before changes in working capital is useful information to investors because it is widely used by professional analysts in valuing oil and gas companies. Many investors use research reports of these analysts in making investment decisions.

(2) Includes shares held in treasury for deferred compensation as follows:
Weighted Average Shares Outstanding—Diluted		28,421	27,098
Weighted Average Shares Held in Deferred Compensation Plan		1,058	1,125

Adjusted Weighted Average Shares Outstanding		29,479	28,223